Exhibit 10.8

FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER, dated as of January 26, 2006 (this “Amendment”), is by and among BRADLEY PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (collectively, the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the lenders party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of November 14, 2005 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein);

WHEREAS, the Borrower has failed to deliver to the Administrative Agent quarterly financial statements for the fiscal quarter ended September 30, 2005 by November 30, 2005, in violation of Section 5.1(b) of the Credit Agreement (the “Section 5.1(b) Event of Default”);

WHEREAS, the Borrower has failed to deliver to the Administrative Agent complete monthly financial statements for the month ended November 30, 2005, in violation of Section 5.1(c) of the Credit Agreement (the “Section 5.1(c) Event of Default”);

WHEREAS, the Borrower failed to maintain Consolidated EBITDA for the Borrower and its Subsidiaries’ of at least $42,200,000 for the fiscal year ended December 31, 2004 after giving effect to the acquisition of Bioglan Pharmaceuticals, Inc. on a pro form a basis, in violation of Section 5.9(d) of the Credit Agreement (the “Section 5.9(d) Event of Default”);

WHEREAS, the Borrower has failed to deliver to the Lenders the audited balance sheet and the related statements of income and of cash flows of the Borrower for the fiscal year ended December 31, 2004 by December 31, 2005, in violation of Section 5.14(a) of the Credit Agreement (the “Section 5.14(a) Event of Default”);

WHEREAS, the Borrower has failed to timely give written notice to the Administrative Agent of the Acknowledged Events of Default (as defined below), in violation of Section 5.7(b) of the Credit Agreement (the “Section 5.7(b) Event of Default”; and together with the Section 5.1(b) Event of Default, the Section 5.1(c) Event of Default, the Section 5.9(d) Event of Default and the Section 5.14(a) Event of Default, the “Acknowledged Events of Default”);

WHEREAS, the Borrower has requested the Required Lenders (a) waive the Acknowledged Events of Default and (b) amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to waive the Acknowledged Events of Default and amend the Credit Agreement, in each case subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
WAIVER

1.1 Waiver of Acknowledged Events of Default. Notwithstanding the provisions of the Credit Agreement to the contrary, the Lenders hereby waive, on a one-time basis, the Acknowledged Events of Default.

1.2 Effectiveness of Waiver. This Waiver shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or default other than as specifically waived herein nor as a waiver of any breach or default of which the Lenders have not been informed by the Borrower, (b) affect the right of the Lenders to demand compliance by the Borrower with all terms and conditions of the Credit Agreement, except as specifically modified or waived by this Waiver, (c) be deemed a waiver of any transaction or future action on the part of the Borrower requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Credit Document, whether arising as a consequence of any Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

1.3 Acknowledgement of Default Rate. Notwithstanding the provisions of the Credit Agreement to the contrary, the Lenders acknowledge that, beginning as of the effective date of this Amendment, the default interest set forth in Section 2.9 of the Credit Agreement shall cease as to the Acknowledged Events of Default.

SECTION 2
AMENDMENTS

2.1 New Definition. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Current Filer” shall mean the Borrower has filed all required financial statements on Form 10-Q and Form 10-K with the SEC (including, without limitation, the

Borrower’s annual financial statements on Form 10-K for its fiscal year ended December 31, 2005).

“Initial MediGene Payment” shall mean the $5,000,000 up-front payment and additional operating costs required under the MediGene Licensing Agreement, in an amount not to exceed $500,000, made by the Borrower to MediGene upon execution of the MediGene Licensing Agreement.

“MediGene” shall mean MediGene AG.

“MediGene Acquisition” shall mean the execution and delivery by the Borrower and MediGene of a collaboration and license agreement (the “MediGene Licensing Agreement”) and the payment of any obligation by the Borrower thereunder (other than the Initial MediGene Payment), pursuant to which the Borrower is granted the exclusive right to market and promote a treatment for external genital warts in the United States.

“MediGene Licensing Agreement” shall have the meaning set forth in the definition of MediGene Acquisition.

2.2 Amendment to Section 1.1. The definition of “Commitment Period” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Commitment Period” shall mean (a) with respect to Revolving Loans, the period (i) from and including the Closing Date to but excluding the Revolving Commitment Termination Date and (ii) in which the Borrower (A) is a Current Filer and (B) upon becoming a Current Filer, has demonstrated compliance with each of the financial covenants set forth in Section 5.9 and (b) with respect to Letters of Credit, the period (i) from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Revolving Commitment Termination Date and (ii) in which the Borrower (A) is a Current Filer and (B) upon becoming a Current Filer, has demonstrated compliance with each of the financial covenants set forth in Section 5.9.

2.3 Amendment to Section 1.1. The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” shall mean, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation, amortization expense and (D) certain one-time professional and legal fees and non-cash items incurred during such period, as set forth on Schedule 1.1-4 , minus (iii) any non-cash reduction in any reserve account of a Credit Party during such period, all as determined in accordance with GAAP.

2.4 Amendment to Section 1.1. The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Acquisition” shall mean (a) the Initial MediGene Payment, (b) the MediGene Acquisition or (c) any other acquisition or any series of related acquisitions by a Credit Party of (i) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States or (ii) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as, with respect to any acquisition pursuant to clause (b) or (c) above, the following conditions are satisfied: (A) no Default or Event of Default shall then exist or would exist after giving effect thereto, (B) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that, after giving effect to the acquisition on a pro forma basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, (C) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock and real estate) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (D) the Administrative Agent and the Lenders shall have received (I) a description of the material terms of such acquisition, (II) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target (other than the MediGene Acquisition) for its two (2) most recent fiscal years and for any fiscal quarters ending within the fiscal year to date and (III) consolidated projected income statements of the Borrower and its consolidated Subsidiaries (giving effect to such acquisition), all in form and substance reasonably satisfactory to the Administrative Agent, (E) the Target (other than the MediGene Acquisition) shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than $0, (F) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target, (G) the Borrower shall have satisfied the requirements set forth in Sections 5.14(a) and (b), (H) after giving effect to such acquisition, there shall be at least $10,000,000 of Accessible Borrowing Availability under the Revolving Committed Amount and (I) the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries (y) in connection with any individual acquisition shall not exceed $20,000,000 and (z) for all acquisitions made during any twelve-month period shall not exceed $30,000,000.

2.5 Amendment to Section 5.1(a). Section 5.1(a) is hereby amended and restated in its entirety to read as follows:

(a) Annual Financial Statements. Subject to the terms of Section 5.14(a), as soon as available, and in any event no later than the earlier of (i) the date the Borrower is required by the SEC to deliver its Form 10-K for any fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower (provided that such financial statements for the fiscal year ended December 31, 2005 shall be delivered no later than April 30, 2006), a copy of the consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such year, audited (with respect to the consolidated statements only) by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, in each case setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

2.6 Amendment to Section 5.1(b). Section 5.1(b) is hereby amended and restated in its entirety to read as follows:

(b) Quarterly Financial Statements. As soon as available, and in any event no later than the earlier of (i) the date the Borrower is required by the SEC to deliver its Form 10-Q for each of the first three fiscal quarters of the Borrower and (ii) forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, a company-prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared consolidated statements of income and retained earnings and cash flows for the Borrower and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form and a summary of accounts receivable and accounts payable aging reports in form satisfactory to the Lenders; provided that (i) once the Borrower is a Current Filer, the Borrower shall complete all Compliance Certificates based on financial information set forth in the Borrower’s quarterly and annual financial statements on Form 10-Q and Form 10-K as filed with the SEC and (ii) with respect to the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, the Borrower shall deliver such quarterly financial statements on or before March 31, 2006;

2.7 Amendment to Section 5.1(c). Section 5.1(c) is hereby amended and restated in its entirety to read as follows:

(c) [reserved]; and

2.8 Amendment to Section 5.1(d). Section 5.1(d) is hereby amended and restated in its entirety to read as follows:

(d) Annual Budget Plan. As soon as available, but in any event within forty-five days (45) after the end of each fiscal year (provided that such annual budget for the fiscal year ending December 31, 2006 shall be delivered no later than May 31, 2006), a copy of the detailed annual budget or plan including cash flow projections of the Borrower for the next fiscal year on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Required Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

2.9 Amendment to Section 5.2(b). Section 5.2(b) is hereby amended and restated in its entirety to read as follows:

(b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, during such period each of the Credit Parties observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period (“Compliance Certificate”); provided that (i) the Credit Parties shall not be required to furnish a Compliance Certificate with respect to the quarterly financial statements of the Borrower for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and (ii) the Credit Parties shall not be required to furnish any Compliance Certificate prior to furnishing a Compliance Certificate concurrently with the delivery of the annual financial statements of the Borrower for the fiscal year ended December 31, 2005;

2.10 Amendment to Section 5.2. Section 5.2 is hereby amended by adding a new subsection (h) to read as follows and making the appropriate grammatical and punctuation changes thereto:

(h)  as soon as available, but in any event within thirty (30) days after the end of each fiscal month of the Borrower, until the Borrower is a Current Filer, a certificate of a Responsible Officer certifying compliance with the first sentence of Section 5.9(c) as of the last day of the preceding month and providing any documentary evidence thereof that the Administrative Agent may reasonably request.

2.11 Amendment to Section 5.9(c). Section 5.9(c) is hereby amended and restated in its entirety to read as follows:

(c) Minimum Cash Balance. The Borrower shall have not less than (a) until the Borrower becomes a Current Filer, $45,000,000 and (b) once the Borrower becomes a Current Filer, $25,000,000, in each case of unrestricted cash and Cash Equivalents in an account(s) at Wachovia Bank, National Association and/or in which the Administrative Agent has a perfected security interest under the UCC (the “Controlled Accounts”). Until the Borrower (i) is a Current Filer and (ii) upon becoming a Current Filer, has demonstrated compliance with each of the financial covenants set forth in this Section 5.9, the Borrower agrees that, regardless of whether a Default or Event of Default has occurred and is continuing, the Administrative Agent will exercise exclusive control over the Controlled Accounts and any withdrawal from the Controlled Accounts will be subject to the Administrative Agent’s consent.

2.12 Amendment to Section 5.9(d). Section 5.9(d) is hereby amended and restated in its entirety to read as follows:

(d)  Minimum Consolidated EBITDA. Consolidated EBITDA of the Borrower and its Subsidiaries shall be at least (a) $33,220,000 for the fiscal year ended December 31, 2004 after giving effect to the acquisition of Bioglan Pharmaceuticals, Inc. on a pro forma basis and (b) $40,000,000 for the fiscal year ended December 31, 2005.

2.13 Amendment to Section 5.14(a). Section 5.14(a) is hereby amended by replacing “December 31, 2005” with “January 31, 2006”.

2.14 Amendment to Section 5.14(b). Section 5.14(b) is hereby amended and restated in its entirety to read as follows:

(b)  The Borrower shall be a Current Filer by April 30, 2006.

2.15 Amendment to Schedule 1.1-4. Schedule 1.1-4 is hereby added to the Credit Agreement in the form as set forth on Appendix A to this Amendment.

SECTION 3
CONDITIONS TO EFFECTIVENESS

3.1 Conditions to Effectiveness. This Amendment shall be and become effective as of the date first above written upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. Receipt by the Administrative Agent of a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.

(b) Executed Consents. Receipt by the Administrative Agent of executed consents from the Required Lenders (each a “Lender Consent”) authorizing the Administrative Agent to enter into this Amendment on their behalf.

(c) Fees and Expenses. The Administrative Agent shall have received from the Borrower, on behalf of each Lender that executes and delivers a Lender Consent to the Administrative Agent by 10:00 a.m. (EST) on January 27, 2006, an amendment fee in an amount equal to 25 basis points of such Lender’s outstanding Loans and unfunded Commitments. In addition, the Administrative Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby.

(d) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 4
MISCELLANEOUS

4.1 Representations and Warranties.  Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Amendment are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.2 Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

4.4 Survival. Except as expressly modified and amended in this Amendment, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged.

4.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable expenses of the Administrative Agent’s legal counsel.

4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8 Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

4.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such

Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.

4.10 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders and their respective successors and assigns.

4.12 General Release. In consideration of the Administrative Agent entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.

4.13 Waiver of Jurisdiction; Service of Process; Arbitration; Waiver of Jury Trial; Waiver of Consequential Damages. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.14, 9.15 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature Pages to Follow]

BRADLEY PHARMACEUTICALS, INC.
FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	BRADLEY PHARMACEUTICALS, INC., a Delaware corporation

:	By:	/s/ Daniel Glassman
Name: Daniel Glassman
Title: President & CEO

GUARANTORS:	DOAK DERMATOLOGICS, INC., a New York corporation

	By:	/s/ Daniel Glassman
Name: Daniel Glassman
Title: President & CEO

BIOGLAN PHARMACEUTICALS CORP., a Delaware corporation

By:	/s/ Daniel Glassman
Name: Daniel Glassman
Title: President & CEO

BRADLEY PHARMACEUTICALS, INC.
FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders and as a Lender

	By:	/s/ Chris McCoy
Name: Chris McCoy
Title: Vice President

Appendix A

Schedule 1.1-4

FIRST AMENDMENT CONSOLIDATED EBITDA ADD-BACKS

Estimated Legal, Other Professional and Deferred Financing Cost Write-Off Expenses

	FY 2005	LTM 3/31/06	LTM 6/30/06	LTM 9/30/06
Legal	$2,998,243	$2,118,827	$989,675	$199,039
Other Professional	2,638,474	2,074,914	1,265,396	511,221
Deferred Financing Write-Off	3,988,964	3,988,964	3,988,964	3,988,964
	$9,615,681	$8,182,704	$6,244,035	$4,699,225